UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

NextEra Energy, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

NEXTERA ENERGY, INC.

Supplement to Definitive Proxy Statement regarding the 2026 Annual Meeting of Shareholders to be held on May 21, 2026

This supplement should be read together with the Definitive Proxy Statement of NextEra Energy, Inc. (the “Company”), filed with the U.S. Securities and Exchange Commission (“SEC”) on April 1, 2026 (the “Proxy Statement”), relating to the Company’s 2026 Annual Meeting of Shareholders to be held on May 21, 2026 at 8:00 a.m. Central Time at 350 First Avenue NE, Cedar Rapids, Iowa 52401.

The purpose of this supplement is to insert the following language immediately preceding the presentation of Proposals 4 and 5 in the Proxy Statement, as indicated below:

Proposal 4

The following disclosure is inserted immediately prior to the presentation of “Proposal 4—Paris Agreement Alignment”:

NextEra Energy received the following shareholder proposal from Trillium Asset Management, One Congress Street, Suite 3101, Boston, MA 02114. Trillium Asset Management submitted the proposal on behalf of the Wendy Chavkin 2022 Revocable Trust. NextEra Energy is not responsible for the accuracy or content of the proposal and supporting statement.

Proposal 5

The following disclosure is inserted immediately prior to the presentation of “Proposal 5—Report on Net Zero Business Performance Risks”:

NextEra Energy received the following shareholder proposal from Bowyer Research, P.O. Box 120, McKeesport, PA 15135. Bowyer Research submitted the proposal on behalf of Inspire Investing, LLC. NextEra Energy is not responsible for the accuracy or content of the proposal and supporting statement.

The Company invites you to read the full text of Proposals 4 and 5 and the Board’s opposition statements thereto at the link below on pages 21–24 of the Proxy Statement:

https://www.sec.gov/ix?doc=/Archives/edgar/data/0000753308/000110465926038551/tm261592-1_def14a.htm

The Board unanimously recommends a vote AGAINST Proposals 4 and 5.

Except as described in this supplement, this supplement does not modify, amend or otherwise affect the Proxy Statement or the accompanying proxy card. Capitalized terms not defined in this supplement have the meanings set forth in the Proxy Statement.

This supplement, our Notice of Annual Meeting, our Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2025 are available at https://www.investor.nexteraenergy.com/reports-and-filings/sec-filings.

If you have already returned your proxy or voting instruction card or provided voting instructions, you do not need to take any action unless you wish to change your vote. This supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement.